FINAL CONFORMED COPY WITH HANDWRITTEN INSERTS IN BOLDFACE ITALIC


                 Confidential Treatment Requested As To Certain
                      Information Contained In This Exhibit


                          LICENSE AND ROYALTY AGREEMENT

This LICENSE AND ROYALTY AGREEMENT is entered into as of DECEMBER 1, 2000 (the "Effective Date") by and between PFIZER INC a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates ("Pfizer"), AVANT IMMUNOTHERAPEUTICS, INC., ("Avant"), a Delaware corporation, having an office at 119 Fourth Avenue, Needham, MA 02494, and MEGAN HEALTH, INC. ("Megan"), a Delaware corporation, having an office at 3655 Vista Ave., St. Louis, Missouri 63110.

WHEREAS, Megan has developed vaccines to control against organisms associated with diseases in animals and humans; and

WHEREAS, Megan and Pfizer are entering into a research agreement of even date with this Agreement for research involving animal vaccines and therapeutics (the "Research Program");

WHEREAS, Avant is acquiring Megan and is providing various services to Megan to assist Megan to perform under the Research Agreement (as defined below), and in return Megan is assigning the right to receive payments under this Agreement to Avant;

WHEREAS, Pfizer desires to obtain an exclusive license to all of Megan's right, title and interest in certain patent rights so that Pfizer can manufacture, use, sell, offer for sale, and import products for use in animals;

WHEREAS, Megan is willing to grant such license;

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                                       2


NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

DEFINITIONS. The capitalized terms used in this Agreement and not defined elsewhere in it shall have the meanings specified for such terms in this
Section 1 and in the Research Agreement.

     1.1 "AFFILIATE" means any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Megan; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or Megan or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Megan.

     1.2 "CONFIDENTIAL INFORMATION" means any and all information about any element of a party's Technology or Program Technology which is disclosed by such party ("Disclosing Party) to the other (Receiving Party) and either designated "Confidential" in writing by the Disclosing Party at the time of disclosure or, if orally or otherwise disclosed, confirmed within thirty (30) days following disclosure. Confidential Information shall not include information that, as of the date of such disclosure, is (i) known to the Receiving Party other than through a prior confidential disclosure to the Receiving Party by the Disclosing Party; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of the receiving party; or (iii) obtained from a third party free from any obligation of confidentiality to the disclosing party.

     1.3  "EFFECTIVE DATE" is DECEMBER 1, 2000.

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                                       3


     1.4 "AREA" means research, development and commercialization with respect to *** Confidential Treatment Requested as to this information *** as further described in the Research Plan.


     1.5  "PATENT RIGHTS"

               (a) the patents and patent applications listed in Exhibit A of the License Agreement, and patents issuing on them, including any divisional, continuation, continuation-in-part, renewal, extension, reexamination, reissue or foreign counterpart of such patents and patent applications; and

               (b) all patent rights in and to inventions *** Confidential Treatment Requested as to this information *** including all the Valid Claims of patent applications, whether domestic or foreign, claiming such patentable inventions, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

     1.6 "PRODUCT" means any *** Confidential Treatment Requested as to this information *** the manufacture, use, sale, offer for sale or import of which would infringe any Valid Claim within Patent Rights in the absence of a license.

     1.7 "TECHNOLOGY" means and includes all materials, technology, technical information, know-how, expertise and trade secrets in the Area .

          1.7.1 "MEGAN TECHNOLOGY" means Technology that is or was developed by employees of or consultants to Megan alone or jointly with third parties prior to the Effective Date, but, in the case of consultants or third parties, only to the extent Megan has the right to grant rights to such Technology.

          1.7.2 "PROGRAM TECHNOLOGY" means Technology that is or was developed in the course of performing the Research Program by employees of or consultants to Pfizer or Megan solely or jointly with each other.

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                                       4


          1.7.3 "PFIZER TECHNOLOGY" means Technology that is or was developed by employees of or consultants to Pfizer alone or jointly with third parties prior to the Effective Date, but, in the case of consultants or third parties, only to the extent Pfizer has the right to grant rights to such Technology.

     1.8 "VALID CLAIM" means a claim within Patent Rights so long as such claim shall not have been disclaimed by Pfizer (in the case of Patent Rights within the Pfizer Technology) or by Megan (in the case of Patent Rights within the Megan Technology) or both (in the case of Patent Rights within the Program Technology) and shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

     1.9  *** Confidential Treatment Requested as to this information ***

     1.10 "NET SALES" means the gross amount invoiced by Pfizer or any sublicensee of Pfizer for sales to a third party or parties of Products, less normal and customary trade discounts actually allowed, rebates, returns, credits, taxes the legal incidence of which is on the purchaser and separately shown on Pfizer's or any sublicensee of Pfizer's invoices and transportation, insurance and postage charges, if prepaid by Pfizer or any sublicensee of Pfizer and billed on Pfizer's or any sublicensee of Pfizer's invoices as a separate item.

     1.11 "RESEARCH AGREEMENT" shall mean the Collaborative Research Agreement between Megan and Pfizer of even date with this Agreement.

     1.12 "ROYALTY RATE" has the meaning set forth in Section 3.2 of this Agreement.

     1.13  "TERRITORY" means all the countries of the world.

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                                       5


2.   GRANT OF LICENSE, TERM, RIGHTS AND OBLIGATIONS.

     2.1 LICENSE GRANTED TO PFIZER UNDER THE PATENT RIGHTS. Except as provided in Sections 2.2 and 2.3, Megan hereby grants Pfizer an exclusive license in the Territory, including the right to grant sublicenses, to manufacture, use, sell, offer for sale, and import Products under all its right, title and interest in the Patent Rights (" License").

     2.2 MEGAN'S REACQUISITION OF *** Confidential Treatment Requested as to this information ***.

          2.2.1 The parties acknowledge that Megan has previously granted an *** Confidential Treatment Requested as to this information ***, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import *** Confidential Treatment Requested as to this information ***. Megan represents and covenants that within two (2) years of the Effective Date, it shall use commercially reasonable efforts to terminate *** Confidential Treatment Requested as to this information ***. Simultaneously and automatically upon termination of *** Confidential Treatment Requested as to this information ***, the License to Pfizer under section 2.1 shall include all subject matter surrendered under the *** Confidential Treatment Requested as to this information ***

          2.2.2 If Megan fails to terminate *** Confidential Treatment Requested as to this information *** as set forth in Section 2.2.1 within the required time period, Megan shall pay to Pfizer the sum of *** Confidential Treatment Requested as to this information *** within two months of such failure but in no event later than twenty-six (26) months after the Effective Date. The foregoing shall constitute Pfizer's sole and exclusive remedy in the event of Megan's failure to terminate the *** Confidential Treatment Requested as to this information ***

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                                       6


     2.3 RESERVATION OF CERTAIN RIGHTS BY MEGAN. Megan reserves from the exclusive grant of Section 2.1 a non-exclusive, worldwide right, without the right to sublicense, to manufacture, use, sell, offer for sale, and import the following as they now exist or as set forth in Exhibit B:
Megan-Registered Trademark- Vac I, Megan-Registered Trademark- Egg and Megan-Registered Trademark- Vac II, AntiPath. This reservation will not extend to any formulation, combination, or addition to label claims or to any other species other than as set forth on Exhibit B; however, this reservation will include the rights necessary to have such products manufactured and sold through distributors on behalf of Megan. *** Confidential Treatment Requested as to this information ***

     2.4 TERM OF LICENSE GRANT AND PAYMENT OF ROYALTIES. Unless terminated earlier as provided below, the License shall commence on the Effective Date and shall terminate on the expiration date of the last to expire of the Patent Rights.

     2.5  PFIZER OBLIGATIONS.

          2.5.1 Pfizer shall use *** Confidential Treatment Requested as to this information *** to develop, exploit and commercialize Products employing similar effort to that applied to other products similarly situated. Pfizer agrees to keep Megan informed with respect to activities and progress toward further research, development and commercialization of Products. Pfizer agrees to provide to Megan, at least every twelve months, a written summary of such activities and progress. Megan agrees that all such information shall be deemed Pfizer Confidential Information.

          2.5.2 If Pfizer grants a sublicense pursuant to Section 2, Pfizer shall guarantee that any sublicense fulfills all of Pfizer's obligations under this Agreement; provided, however, that Pfizer shall not be relieved of its obligations pursuant to this Agreement.

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                                       7


          2.5.3 Pfizer will assume responsibility for all Product development and registration activity and expense, excluding those for Megan-Registered Trademark- Vac I, Megan-Registered Trademark- Egg, and Megan-Registered Trademark- Vac II, and AntiPath.

          2.5.4 Pfizer will assume responsibility and expenses for Product manufacturing, excluding those for Megan-Registered Trademark- Vac I, Megan-Registered Trademark- Egg, and Megan-Registered Trademark- Vac II, and AntiPath.

     2.6 TECHNICAL ASSISTANCE. Megan shall provide to Pfizer or any sublicensee of Pfizer, at Pfizer's request and expense, any technical assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use, offer for sale, sell or import the Product and to enjoy fully all the rights granted to Pfizer pursuant to this Agreement; provided, however, that Megan is reasonably capable of providing that assistance without substantial expenditure.


3.   ROYALTIES, PAYMENTS OF ROYALTIES, ACCOUNTING FOR RECORDS, MILESTONE
PAYMENTS.

     3.1 ROYALTY. Pfizer shall pay Megan a royalty based on the Net Sales of each Product. Such royalty shall be paid with respect to each country of the world from the date of the first commercial sale (the date of the invoice) of Pfizer of any Product in each such country until the expiration of the last Patent Right to expire with respect to each such country and each such Product.

     3.2  LICENSE FEE AND ROYALTY RATES.

          3.2.1 Pfizer shall pay to Avant, within thirty (30) days of execution of this Agreement, a non-refundable payment of two and one half million dollars ($2,500,000.00 U.S dollars) for the License granted under Section 2.1. Pfizer shall pay Avant a royalty for the sale of Product under Section 2.1 as set forth in this Section 3.2.

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                                       8


          3.2.2

               (a) Subject to 3.2.2 (b), the Royalty Rate paid by Pfizer to Avant shall be *** Confidential Treatment Requested as to this information *** of the Net Sales of each Product for each year during the term of this Agreement. *** Confidential Treatment Requested as to this information ***

               (b)(1) *** Confidential Treatment Requested as to this information ***
               (b)(2) *** Confidential Treatment Requested as to this information ***
               (b)(3) *** Confidential Treatment Requested as to this information ***
               (b)(4) *** Confidential Treatment Requested as to this information ***

               (c) All adjustments shall be made on a country-by-country and patent-by-patent basis.

     3.3 PAYMENT DATES. Royalties shall be paid by Pfizer on Net Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Product by Pfizer or any sublicensee of Pfizer in each country, the applicable royalty rate for such Product, and a calculation of the amount of royalty due.

     3.4 ACCOUNTING. The Net Sales used for computing the royalties payable to Megan by Pfizer shall be computed and paid in U.S. dollars by wire transfer. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into dollars at a rate equal to the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the Wall Street Journal for the close of the last business day of the calendar quarter for which the relevant royalty payment is to be

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                                       9


made by Pfizer; and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of dollars.

     3.5 RECORDS. Pfizer shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Pfizer of each Product in sufficient detail to allow the accruing royalties to be determined accurately. Megan shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer or its sublicensee to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Megan, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Megan agrees to hold in confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Megan to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Megan to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of each inspection, if any, shall be binding on both parties.

     3.6 MILESTONE PAYMENTS. Pfizer shall pay Megan, within sixty (60) days of the completion of each respective event set forth below ("Event"), the payment listed opposite that Event. Payments shall be made in U.S. dollars by wire transfer.

FOOD SAFETY PRODUCT MILESTONES
*** Confidential Treatment Requested as to this information ***

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NON-FOOD SAFETY PRODUCT MILESTONES
*** Confidential Treatment Requested as to this information ***

4.   LEGAL ACTION.

     4.1 ACTUAL OR THREATENED DISCLOSURE OR INFRINGEMENT. When information comes to the attention of Pfizer to the effect that any Patent Rights relating to a Product have been or are threatened to be unlawfully infringed, Pfizer shall promptly notify Megan. Megan shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement; provided, however, Megan shall obtain Pfizer's prior consent to such part of any settlement which requires payment or other action by Pfizer or has a material adverse effect on Pfizer's business. Megan shall notify Pfizer promptly of the commencement of any such suit, action or proceeding. If Megan determines that it is necessary or desirable for Pfizer to join any such suit, action or proceeding, Pfizer shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Megan to act in Pfizer's name. If Megan brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or settlement, and *** Confidential Treatment Requested as to this information *** of any funds that shall remain from said recovery shall be paid to Pfizer and the balance of such funds shall be retained by Megan. If Megan does not, within one hundred twenty
(120) days after giving notice to Pfizer of the above-described information, notify Pfizer of Megan's intent to bring suit against any infringer, Pfizer shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Megan as party plaintiff, if appropriate, in which event Pfizer shall hold Megan free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Pfizer. However, *** Confidential Treatment Requested as to this information

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*** of any such sums received by Pfizer, after deduction of all costs and expenses related to such suit or settlement, including attorney's fees paid, shall be paid to Megan. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section. If Megan lacks standing and Pfizer has standing to bring any such suit, action or proceeding, then Pfizer shall do so at the request of Megan and at Megan's expense.

     4.2 DEFENSE OF INFRINGEMENT CLAIMS. Megan will cooperate with Pfizer at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights in the manufacture, use or sale of the Product. Pfizer shall give Megan prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Megan a copy of each communication relating to the alleged infringement. Megan shall give to Pfizer all authority, including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with Megan, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding, information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Pfizer shall obtain Megan's prior consent to such part of any settlement which requires payment or other action by Megan or has a material adverse effect on Megan's business. If the parties agree that Megan should institute or join any suit, action or proceeding pursuant to this Section, Pfizer may, at Pfizer's expense, join Megan as a defendant if necessary or desirable, and Megan shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

     4.3 THIRD PARTY LICENSES. If the manufacture, use, sale, offer for sale or import by Pfizer of a Product in any country would, in the opinion of both Pfizer and Megan, infringe a patent owned by a third party, Pfizer and Megan shall use

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                                       12


commercially reasonable efforts to attempt to obtain a license under such patent. *** Confidential Treatment Requested as to this information ***

5. REPRESENTATION AND WARRANTY. Megan represents and warrants to Pfizer that it has the right to grant the License granted pursuant to this Agreement, and that the License so granted does not conflict with or violate the terms of any agreement between Megan and any third party.

6.   TREATMENT OF CONFIDENTIAL INFORMATION.

     6.1  CONFIDENTIALITY.

          6.1.1 Pfizer and Megan each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Megan each agree that during the term of the Research Agreement and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Megan Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it or to any of its Affiliates pursuant to this Agreement.

          6.1.2 Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Megan each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and Megan each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it

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                                       13


would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

     6.2 PUBLICITY. Except as required by law, neither party may disclose the terms of this Agreement without the written consent of the other party. Notwithstanding the foregoing, the parties shall issue a mutually agreeable press release following execution of this Agreement, and either party may continue to make the same disclosure as included in such initial press release without the consent of the other party.


7. PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS. The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement:

     7.1 FILING, PROSECUTION AND MAINTENANCE BY MEGAN. With respect to Patent Rights in which Megan employees or consultants, alone or together with Pfizer employees, or consultants are named as inventors, Megan shall have the exclusive right and obligation:

          (a) to file applications for letters patent on any patentable invention included to Patent Rights; provided, however, that Megan shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Megan file such applications; and, further provided, that Megan, at its option and expense, may file in countries where Pfizer does not request that Megan file such applications;

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          (b) to prosecute all pending and new patent applications included within Patent Rights;

          (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications; and

          (d) to maintain in force any letters patent included in Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted.

     7.2 Megan shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

          7.2.1 COPIES OF DOCUMENTS. Megan shall provide to Pfizer copies of all patent applications that are part of Patent Rights prior to filing, for the purpose of obtaining substantive comment from Pfizer patent counsel. Megan shall also provide to Pfizer copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide to Pfizer every six (6) months a report detailing their status. Pfizer shall provide to Megan every six (6) months a report detailing the status of all patent applications that are a part of Patent Rights in which Pfizer employees or consultants alone are named as inventors.

          7.2.2 REIMBURSEMENT OF COSTS FOR FILING, PROSECUTING AND MAINTAINING PATENT RIGHTS. Within thirty (30) days of receipt of invoices from Megan, Pfizer shall reimburse Megan for (i) *** Confidential Treatment Requested as to this information *** costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in the countries where Pfizer requests that patent applications be filed , prosecuted and maintained and (ii) *** Confidential Treatment

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                                       15


Requested as to this information *** in countries that Pfizer requests such filing, prosecuting and maintenance provided that Megan does not market in that country any human health product ("Human Health Product"), the use, manufacture, sale, offer for sale of import of which would infringe any Valid Claim under the Patent Rights. However, Pfizer may, upon sixty (60) days notice, request that Megan discontinue filing or prosecution of patent applications in any country and discontinue reimbursing Megan for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. In the event Megan determines to market a Human Health Product in a country for which Pfizer has reimbursed pursuant to subparagraph (ii) above, Megan will reimburse Pfizer for *** Confidential Treatment Requested as to this information *** of the costs for filing and will thereafter pay *** Confidential Treatment Requested as to this information *** of the costs of prosecuting, responding to opposition and maintaining patent applications and patents in such country. Megan shall pay all costs in those countries in which Pfizer does not request that Megan file, prosecute or maintain patent applications and patents, but in which Megan, at its option, elects to do so. In the event Pfizer requests discontinued filing or prosecution in a country, or does not request and reimburse Megan for filing, prosecution and maintenance in any country, this Agreement shall be deemed amended to exclude such country from the Territory.

          7.2.3 Pfizer shall have the right to file on behalf of Megan all applications and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 for Patent Rights described in this Section 7.1 licensed to Pfizer. Megan agrees to sign, at Pfizer's expense, such further documents and take such further action as may be requested by Pfizer in this regard.

     7.3 Neither party may disclaim a Valid Claim within Patent Rights without the consent of the other.


8.   TRADEMARKS. All marketed Products shall utilize the Pfizer trademark.

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                                       16


9.   TERMINATION AND DISENGAGEMENT.

     9.1 EVENTS OF TERMINATION. The following events shall constitute events of termination ("Events of Terminations"):

          (a) Any material written representation or warranty by Megan or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

          (b) Megan or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty
(30) days after written notice to the failing party.

     9.2 TERMINATION. Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

     9.3 Termination of this Agreement for any reason shall be without prejudice to:

          (a) the rights and obligations of the parties provided in Section 6, 7 and 10;

          (b) Avant's right to receive all royalty payments accrued hereunder;
or

          (c) any other remedies which either party may otherwise have.

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                                       17


10. INDEMNIFICATION. Pfizer will indemnify Megan for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim against Megan based on any action or omission of Pfizer, its agents or employees related to the obligations of Pfizer under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim if found to be based upon the negligence, recklessness or willful misconduct of Megan, or (ii) if Megan fails to give Pfizer prompt notice of any claim it receives and such failure materially prejudices Pfizer with respect to any claim or action to which Pfizer's obligation pursuant to this Section applies. Pfizer, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action, and shall have the right to settle same on such terms and conditions it deems advisable; provided, however, it shall obtain Megan's prior consent to such part which requires payment or other action by, or is likely to have a material adverse effect on the business of Megan.


11. HOLD HARMLESS. Megan agrees to defend, protect, indemnify and hold harmless Pfizer and any sublicensee of Pfizer, from and against any loss or expense arising from any proved claim of a third party that it has been granted rights by Megan that Pfizer or any sublicensee of Pfizer in exercising their rights granted to Pfizer by Megan pursuant to this Agreement, has infringed upon such rights granted to such third party by Megan.


12. NOTICES. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time.

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                                       18


     If to Pfizer:         To Pfizer at its address as set forth at the
                           beginning of this Agreement, Attention: Senior Vice
                           President, Pfizer Global Research and Development

     With copy to:         Assistant General Counsel, Pfizer Global Research and
                           Development

     If to Megan:          To Megan at its address as set forth at the beginning
                           of this Agreement, Attention: Brian L. Clevinger,
                           CEO, Megan Health, Inc.

     With copy to:


Notices shall be deemed given as of the date received.


13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.  MISCELLANEOUS.

     14.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

     14.2 HEADINGS. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

     14.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

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                                       19


     14.4 AMENDMENT, WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

     14.5 NO THIRD PARTY BENEFICIARIES. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

     14.6 ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

     14.7 FORCE MAJEURE. Neither Pfizer nor Megan shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonable beyond the control of Pfizer or Megan

     14.8 SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

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                                       20


     14.9 AVANT'S RESPONSIBILITIES. Avant covenants to cause Megan to grant the licenses and take the other actions required of Megan hereunder, and should Megan fail to take any such required actions, Avant shall cause such actions to be performed.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


PFIZER INC                                      MEGAN HEALTH, INC.

By:  /S/ GEORGE M. MILNE, JR.                   By:  /S/ UNA S. RYAN

Title: SR. VICE PRESIDENT                       Title: PRESIDENT

Date: 17 NOVEMBER 2000                          Date: DECEMBER 1, 2000


For purposes of Sections 3 and 14.9:

AVANT IMMUNOTHERAPEUTICS, INC.

By:   UNA S. RYAN
   -------------------------------------
Title: PRESIDENT AND CEO
      ----------------------------------
Date:   DECEMBER 1, 2000
     -----------------------------------

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                                       21


                       EXHIBIT A TO THE LICENSE AGREEMENT

Overview of pending Megan patent applications

*** Confidential Treatment Requested as to this information ***

Overview of Issued and Assigned Megan patents (only applicable patents)

*** Confidential Treatment Requested as to this information ***

                       EXHIBIT B TO THE LICENSE AGREEMENT

                             Avant Poultry Vaccines


*** Confidential Treatment Requested as to this information ***